Exhibit 10.1

EXECUTION COPY

G&K SERVICES, INC.

$100,000,000

3.73% Series A Senior Notes due April 15, 2023

3.88% Series B Senior Notes due April 15, 2025

NOTE PURCHASE AGREEMENT

Dated as of April 15, 2013

(not part of the Agreement)

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(not part of the Agreement)

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(not part of the Agreement)

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(not part of the Agreement)

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ATTACHMENTS TO NOTE PURCHASE AGREEMENT:

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock and Affiliates

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 10.4	—	Existing Liens

EXHIBIT 1(a)	—	Form of 3.73% Series A Senior Note due April 15, 2023

EXHIBIT 1(b)	—	Form of 3.88% Series B Senior Note due April 15, 2025

EXHIBIT 2.2	—	Form of Subsidiary Guaranty

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel to the Company and the Subsidiary Guarantors

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

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G&K SERVICES, INC.

5995 Opus Parkway, Suite 500

Minnetonka, Minnesota 55343

3.73% Series A Senior Notes due April 15, 2023

3.88% Series B Senior Notes due April 15, 2025

TO THE PURCHASERS LISTED IN THE ATTACHED SCHEDULE A:	Dated as of April 15, 2013

Ladies and Gentlemen:

G&K SERVICES, INC., a Minnesota corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.5, the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its senior notes, of which $50,000,000 aggregate principal amount shall be its 3.73% Series A Senior Notes due April 15, 2023 (the “Series A Notes”) and $50,000,000 aggregate principal amount shall be its 3.88% Series B Senior Notes due April 15, 2025 (the “Series B Notes”) (the Series A Notes and the Series B Notes, as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, each a “Note” and collectively, the “Notes”). The Notes shall be substantially in the respective forms set out in Exhibits 1(a) and 1(b). Certain capitalized and other terms used in this Agreement are defined in Schedule B. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2. SALE AND PURCHASE OF NOTES; SUBSIDIARY GUARANTY.

Section 2.1 Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the closing provided for in Section 3, Notes of the series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2 Subsidiary Guaranty.

(a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by each Subsidiary Guarantor pursuant to the Subsidiary Guaranty Agreement dated as of even date herewith, which shall be substantially in the form of Exhibit 2.2 attached hereto, and otherwise in accordance with the provisions of Section 9.9 (the “Subsidiary Guaranty”).

(b) The holders of Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (1) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor, guarantor and direct or indirect keepwell provider under and in respect of all Material Credit Facilities and the Company so certifies to the holders of Notes in a certificate of a Responsible Officer, (2) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of Notes stating that no Default or Event of Default exists or will result from such release and discharge and (3) if any fee or other form of consideration is given to any party to any Material Credit Facility expressly for the purpose of its release of such Subsidiary Guarantor, holders of the Notes shall receive equivalent consideration.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 666 Fifth Avenue, New York, New York 10103 at 11:00 a.m. New York, New York time, at a closing on April 15, 2013 (the “Closing Date”). On the Closing Date, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note of each series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account of the Company set forth in the funding instructions delivered by the Company pursuant to Section 4.11. If, on the Closing Date, the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on the Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on the Closing Date, of the following conditions:

Section 4.1 Representations and Warranties.

(a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and on the Closing Date.

(b) Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made and on the Closing Date.

Section 4.2 Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by it prior to or on the Closing Date. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the Closing Date, certifying as to (1) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (2) the Company’s organizational documents as then in effect.

(c) Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(d) Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the Closing Date, certifying as to (1) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty and (2) such Subsidiary Guarantor’s organizational documents as then in effect.

Section 4.4 Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Leonard, Street and Deinard Professional Association, special counsel to the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instructs its special counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5 Purchase Permitted By Applicable Law, Etc. On the Closing Date, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by such Purchaser, such Purchaser shall have received from the Company an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6 Sale of Other Notes. On the Closing Date, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it on the Closing Date as specified in Schedule A.

Section 4.7 Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of special counsel to the Purchasers referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

Section 4.8 Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

Section 4.9 Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10 Subsidiary Guaranty. The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor and shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a duly executed copy thereof.

Section 4.11 Funding Instructions. At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.12 Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and the Subsidiary Guaranty and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser on the date of this Agreement and on the Closing Date that:

Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc.

(a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Subsidiary Guaranty has been duly authorized by all necessary corporate or other action on the part of each Subsidiary Guarantor and the Subsidiary Guaranty constitutes a legal, valid and binding obligation of each Subsidiary Guarantor enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. The Company, through its agent, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated January 2013 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to February 13, 2013 in connection with the transactions contemplated hereby and identified on Section 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since June 30, 2012, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (1) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (2) the Company’s Affiliates, other than Subsidiaries and (3) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and, in the case of each such Subsidiary that is a Subsidiary Guarantor, to execute and deliver the Subsidiary Guaranty and to perform the provisions thereof.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than (1) in the case of a Subsidiary that is a Receivables Entity, a Permitted Receivables Facility, (2) in the case of any other Subsidiary, the agreements listed on Schedule 5.4 and (3) in the case of all Subsidiaries, customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5 Financial Statements; Material Liabilities. The Company has delivered or made available to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes and the execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of this Agreement or the Notes or (b) any Subsidiary Guarantor of the Subsidiary Guaranty.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (1) in default under any agreement or instrument to which it is a party or by which it is bound, (2) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (3) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended June 27, 2009.

Section 5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that, individually or in the aggregate, are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that, individually or in the aggregate, are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, Etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names, or rights thereto, that, individually or in the aggregate, are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12 Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of non-compliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined using information contained in the most recent valuation completed for each Plan on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $2,000,000 in the case of any single Plan and by more than $2,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty, or any similar Securities for sale to, or solicited any offer to buy the Notes, the Subsidiary Guaranty or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 60 other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Notes and the Subsidiary Guaranty in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Subsidiary Guaranty to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to repay existing Indebtedness and for other general corporate purposes of the Company. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 30, 2013 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guarantees thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Subsidiary Guarantor, except as disclosed in Schedule 5.15.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity is (1) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (2) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (3) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (1), clause (2) or clause (3), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (2) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Controlled Entity (1) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (2) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (3) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (4) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18 Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19 Notes Rank Pari Passu.

(a) The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all unsecured Senior Indebtedness of the Company described in Schedule 5.15.

(b) The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty rank pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of such Subsidiary Guarantor, including, without limitation, all unsecured Senior Indebtedness of such Subsidiary Guarantor described in Schedule 5.15.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further severally represents that such Purchaser has had the opportunity to ask questions of the Company and has received answers concerning the terms and conditions of the sale of the Notes.

Section 6.3 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE COMPANY.

Section 7.1 Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of,

(1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 105 days (or such shorter period as is the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, copies of,

(1) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that delivery within the time period specified above of copies of the Company’s Annual Report on Form 10-K (the “Form 10-K”) for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — except for filings referred to in Sections 7.1(a) and (b) above, promptly upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in paragraph (g) of Section 11, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Leverage Ratio Increase — at least five Business Days prior to giving effect to a Leverage Ratio Increase, written notice thereof, signed by a Senior Financial Officer of the Company, which notice shall confirm compliance with the conditions necessary for such Leverage Ratio Increase; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company or any Subsidiary Guarantor to perform its obligations hereunder, under the Subsidiary Guaranty or under the Notes as from time to time may be reasonably requested by any such holder of a Note.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Company:

(a) Covenant Compliance — setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.4, inclusive, and Section 10.6 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence). In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b) Event of Default — certifying that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting, from the failure of the Company or any Subsidiary to comply with any Environmental Law) specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than one time during any fiscal year of the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officers’ Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;

(b) the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC and shall have made such form available on “EDGAR” and such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://gkservices.com as of the date of this Agreement or, in the case of the related Officer’s Certificates, such Officer’s Certificate is delivered to each holder of a Note by e-mail;

(c) the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC and shall have made such form available on “EDGAR” and such form and related Officer’s Certificate satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of a Note has free access; or

(d) the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC and shall have made such items available (1) on its home page on the internet or (2) on IntraLinks or on any other similar website to which each holder of a Note has free access;

provided however, that in the case of either clause (c) or (d)(2), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8. PAYMENT OF THE NOTES.

Section 8.1 Required Prepayments. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2 Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of a Note written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment, unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Each purchase made pursuant to Section 8.5 or prepayment made pursuant to Section 8.6 or Section 8.7 shall be applied only to the Notes of the holders who are participating in such purchase or prepayment.

Section 8.4 Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5 Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6 Change of Control.

(a) Promptly and in any event within five Business Days after any Responsible Officer has knowledge of the occurrence of a Change of Control, the Company shall give written notice thereof to each holder of a Note, which notice shall (1) refer specifically to this Section 8.6 and describe the Change of Control in reasonable detail (including the Persons party thereto), (2) specify a Business Day not less than 30 days and not more than 45 days after the date of such notice (the “Control Prepayment Date”) and specify the Control Response Date (as defined below) and (3) offer to prepay on the Control Prepayment Date the Notes of such holder, at 100% of the principal amount thereof, together with interest accrued thereon to the Control Prepayment Date, but without any Make-Whole Amount or premium. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least 10 days prior to the Control Prepayment Date (such date 10 days prior to the Control Prepayment Date being the “Control Response Date”), and the Company shall prepay on the Control Prepayment Date all Notes held by each holder that has accepted such offer in accordance with this Section 8.7(a) at a price in respect of each such Note held by such holder equal to 100% of the principal amount thereof, together with interest accrued thereon to the Control Prepayment Date, but without any Make-Whole Amount or premium.

(b) A “Change of Control” will be deemed to have occurred for purposes of Section 8.6(a) upon the (1) acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of this Agreement) of capital stock or other equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock or other equity interests of the Company or (2) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved by directors so nominated.

Section 8.7 Offer to Prepay Upon Sale of Assets.

(a) Notice and Offer. In the event of a sale, lease or other disposition of a “substantial part” (as defined in Section 10.6) of the assets of the Company and/or its Subsidiaries where the Company has elected to apply all or any portion of the net proceeds of such sale, lease or other disposition pursuant to Section 10.6(b), the Company shall, no later than the 305th day following the date of such sale, lease or other disposition, give written notice of such event (a “Sale of Assets Prepayment Event”) to each holder of a Note. Such notice shall contain, and shall constitute, an irrevocable offer to prepay a Ratable Portion of the Notes held by such holder on the date specified in such notice (the “Sale of Assets Prepayment Date”) which date shall be a Business Day not less than 30 days and not more than 60 days after such notice.

(b) Acceptance and Payment. A holder of Notes may accept or reject the offer to prepay pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the Sale of Assets Prepayment Date. A failure by a holder of the Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder. If so accepted, such offered prepayment in respect of the Ratable Portion of the Notes of each holder that has accepted such offer shall be due and payable on the Sale of Assets Prepayment Date. Such offered prepayment shall be made at 100% of the aggregate Ratable Portion of the Notes of each holder that has accepted such offer, together with accrued and unpaid interest on that portion of the Notes then being prepaid accrued to the Sale of Assets Prepayment Date but without any Make-Whole Amount or premium.

(c) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (1) the Sale of Assets Prepayment Date; (2) that such offer is being made pursuant to this Section 8.7 and that the failure by a holder to respond to such offer by the deadline established in Section 8.7(b) shall result in such offer to such holder being deemed rejected; (3) the Ratable Portion of each such Note offered to be prepaid; (4) the interest that would be due on the Ratable Portion of each such Note offered to be prepaid, accrued to the Sale of Assets Prepayment Date; (5) that no Make-Whole Amount or premium is payable in connection with any such prepayment; (6) that the conditions of this Section 8.7 have been satisfied and (7) in reasonable detail, a description of the nature and date of the Sale of Assets Prepayment Event giving rise to such offer of prepayment.

Section 8.8 Make-Whole Amount.

“Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) subject to clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Laws. Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc. Subject to Section 10.5, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6 Notes and Subsidiary Guaranty to Rank Pari Passu.

(a) The Notes and all other obligations of the Company under this Agreement are and at all times shall remain direct and senior unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Company.

(b) The Subsidiary Guaranty and all other obligations of each Subsidiary Guarantor under the Subsidiary Guaranty are and at all times shall remain direct and senior unsecured obligations of such Subsidiary Guarantor ranking pari passu as against the assets of such Subsidiary Guarantor with all other present and future unsecured Senior Indebtedness (actual or contingent) of such Subsidiary Guarantor.

Section 9.7 Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.8 Line of Business. The Company and its Subsidiaries, taken as a whole, will continue to engage in the business in which they are engaged on the Closing Date as described in the Memorandum and business reasonably related or complementary thereto or in the furtherance thereof, except for lines of business which are not material when viewed in the overall context of the business then engaged in by the Company and its Subsidiaries.

Section 9.9 Additional Subsidiary Guarantors. The Company will cause any Subsidiary which becomes a co-obligor or guarantor or direct or indirect keepwell provider in respect of Indebtedness under a Material Credit Facility to become a party to the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with becoming a co-obligor or guarantor in respect of Indebtedness under such Material Credit Facility) the following items:

(a) a supplement to the Subsidiary Guaranty in the form of Exhibit A to the Subsidiary Guaranty (a “Supplement”);

(b) a certificate signed by an authorized Responsible Officer making representations and warranties to the effect of those contained in Sections 5.4(c), 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of Notes satisfactory to the Required Holders, to the effect that the Supplement entered into by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Notwithstanding the foregoing, a non-U.S. Subsidiary that is an obligor under, or a guarantor of, or a direct or indirect keepwell provider of, a non-U.S. dollar denominated sub-facility of a Material Credit Facility shall not be deemed to be a co-obligor, guarantor or direct or indirect keepwell provider in respect of Indebtedness under such Material Credit Facility if such Subsidiary shall have no obligations under the such Material Credit Facility for the repayment of any Indebtedness outstanding thereunder (whether upon default by any party to such Material Credit Facility or otherwise) other than (i) Indebtedness directly borrowed by such Subsidiary under such sub-facility or (ii) Indebtedness of any other non-U.S. Subsidiary which Subsidiary shall also satisfy the conditions of this sentence.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1 Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of the then most recently ended fiscal quarter of the Company, of (a) Consolidated Total Indebtedness to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided, that, one time during any period of 60 consecutive months, following the consummation of a Permitted Acquisition by the Company or its Subsidiaries with a purchase price or with an aggregate consideration paid in respect of such Permitted Acquisition exceeding $75,000,000, the Company may elect to increase the maximum Leverage Ratio permitted under this Section 10.1 to 3.75 to 1.00 for the four consecutive fiscal quarters following such Permitted Acquisition (the “Leverage Ratio Increase”). Prior to giving effect to the Leverage Ratio Increase, the Company shall provide notice of the Leverage Ratio Increase as set forth in Section 7.1(g).

Section 10.2 Minimum Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of the then most recently ended fiscal quarter of the Company, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

Section 10.3 Limitation on Priority Debt. The Company will not, at any time, permit the aggregate amount of all Priority Debt to exceed an amount equal to 15% of Consolidated Total Capitalization, determined as of the end of the then most recently ended fiscal quarter of the Company.

Section 10.4 Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or Receivables) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits unless and until the Notes and the Subsidiary Guaranty (and any other guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with any and all other obligations thereby secured pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a) Liens for Taxes that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums that are not overdue by more than 30 days or the payment of which is not at the time required by Section 9.4) and Liens to secure the performance of bids, tenders, leases or trade contracts or to secure statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;

(d) easements, zoning restrictions, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, and Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) Liens securing Indebtedness of a Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(f) Liens existing on the Closing Date and reflected in Schedule 10.4;

(g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than Receivables or inventory) useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or improvement thereon, or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (1) the Lien shall attach solely to the property acquired, purchased, constructed or improved, (2) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within 365 days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (i) the cost of such acquisition, construction or improvement or (ii) the Fair Market Value at such time of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company), (3) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 10.1 (provided that Consolidated Total Indebtedness is determined as of the date of the incurrence of such Lien and not as of the last day of the immediately preceding fiscal quarter) and (4) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of property, (2) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, (3) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 10.1 (provided that Consolidated Total Indebtedness is determined as of the date of such consolidation or merger, such Person becoming a Subsidiary or such acquisition, as applicable, and not as of the last day of the immediately preceding fiscal quarter) and (4) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(i) any interest or title of a lessor, sublessor, or licensor under any operating lease or license agreement entered into by the Company or any Subsidiary in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of the Company or such Subsidiary under such lease or licensing agreement, as the case may be;

(j) Liens arising under or related to any statutory or common law provisions or customary account agreements relating to the establishment of depository relations with a bank or other financial institution and not given in connection with the borrowing of money, including rights of setoff, revocation, refund or chargeback with respect to funds or instruments of the Company or any Subsidiary on deposit with or in possession of such bank or other financial institution;

(k) the filing of any Uniform Commercial Code financing statement or the Personal Property Security Act equivalent thereof solely as a precautionary measure or required in the case of a Canadian Province in connection with any lease transaction otherwise permitted hereunder in which the Company or any Subsidiary is the lessee;

(l) Liens on cash deposited into escrow accounts to secure indemnification obligations with respect to any sale, lease or other disposition of assets by the Company or any Subsidiary permitted Section 10.6 other than indemnification obligations in connection with the borrowing of money;

(m) Liens on Permitted Receivables Facility Assets of the Company or any Subsidiary arising under Permitted Receivables Facilities, provided that the aggregate amount of Attributable Receivables Indebtedness at any one time outstanding under such Permitted Receivables Facilities shall not exceed the Permitted Securitization Amount;

(n) any extensions, renewals or replacements of any Lien permitted by the preceding paragraphs (f), (g) or (h) of this Section 10.4, provided that (1) no additional property shall be encumbered by such Liens, (2) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement and (3) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(o) other Liens not otherwise permitted by paragraphs (a) through (n), inclusive, of this Section 10.4 securing Indebtedness, provided that (1) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Sections 10.1 (provided that Consolidated Total Indebtedness is determined as of the date of the incurrence of such Lien and not as of the last day of the immediately preceding fiscal quarter) and 10.3 and (2) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing; provided, further, that notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to a Material Credit Facility pursuant to this Section 10.4(o) unless and until the Notes and the Subsidiary Guaranty (and any other guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.5 Merger and Consolidation. The Company will not, and will not permit any of its Subsidiaries to, liquidate or wind-up into, consolidate with, amalgamate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(a) any Subsidiary may (1) liquidate or wind-up into, consolidate with, amalgamate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a Wholly-Owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or (ii) any other Person so long as the surviving or continuing entity is the Subsidiary; (2) amalgamate or merge into a Person acquired pursuant to a Permitted Acquisition so long as the surviving or continuing entity is a Wholly-Owned Subsidiary or (3) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6; and

(b) the Company may consolidate, amalgamate or merge with, or convey, transfer or lease all or substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(1) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) if the Company is not the Successor Corporation, (i) such Successor Corporation shall have executed and delivered to each holder of a Note its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be in form and substance reasonably satisfactory to the Required Holders), (ii) the Successor Corporation shall have caused to be delivered to each holder of a Note an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (iii) each Subsidiary Guarantor shall have reaffirmed in writing its obligations under the Subsidiary Guaranty; and

(3) immediately before and after giving effect to such transaction or each transaction in any series of transactions, no Default or Event of Default would exist.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Notes.

Section 10.6 Sales of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold for Fair Market Value and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or other disposition, in any combination:

(a) to acquire productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a Fair Market Value at least equal to the Fair Market Value of such assets sold, leased or otherwise disposed of; and/or

(b) to prepay or retire Senior Indebtedness of the Company and/or its Subsidiaries (other than Senior Indebtedness owing to the Company or any of its Affiliates), provided that in the course of making such application the Company shall offer to prepay each outstanding Note in accordance with Section 8.7 in a principal amount which equals the Ratable Portion for such Note. If any holder of a Note fails or is deemed to have failed to accept such offer of prepayment, then the Company shall prepay or pay or cause to prepay or pay additional Senior Indebtedness of the Company or a Subsidiary in an amount equal to the Ratable Portion for such Note, but only to the extent that there is additional Senior Indebtedness other than the Notes then outstanding.

As used in this Section 10.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” (1) any sale, lease or other disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (2) any sale, lease or other disposition of assets from the Company to any Wholly-Owned Subsidiary or from any Subsidiary to the Company or a Wholly-Owned Subsidiary, (3) any sale of property acquired or constructed by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or completion of construction of such property by the Company or any Subsidiary if such sale is part of a Sale and Leaseback Transaction and (4) the sale of Receivables to a Receivables Entity in connection with a Permitted Receivables Facility; provided that, to the extent any such sale to a Receivables Entity results in the aggregate amount of Attributable Receivables Indebtedness being in excess of the Permitted Securitization Amount, the Company shall treat that portion of such sale resulting in the aggregate amount of Attributable Receivables Indebtedness being in excess of the Permitted Securitization Amount as sale of assets subject to this Section 10.6 without application of this clause (4).

Section 10.7 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Wholly-Owned Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.8 Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly, have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (1) would cause any holder to be in violation of any law or regulation applicable to such holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) (1) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10 or (2) any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default or (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) the Subsidiary Guaranty ceases to be a legal, valid, binding and enforceable obligation or contract of any Subsidiary Guarantor (other than upon a release of such Subsidiary Guarantor from the Subsidiary Guaranty in accordance with the terms of Section 2.2(b)), or any Subsidiary Guarantor or any party by, through or on account of any such Subsidiary Guarantor, challenges the validity, binding nature or enforceability of the Subsidiary Guaranty; or

(f) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty or any writing furnished in connection with the transactions contemplated hereby or by the Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (1) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, (2) the Company or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Indebtedness other than the Notes in an aggregate principal amount of at least $20,000,000 or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (i) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000 or (ii) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay any such Indebtedness; or

(h) the Company, any Material Subsidiary or any Subsidiary Guarantor (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(i) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, any Material Subsidiary or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any of its Material Subsidiaries or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or

(j) one or more final judgments or orders at any one time outstanding for the payment of money aggregating in excess of $20,000,000, including without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (4) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (5) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (6) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (1) of paragraph (h) or described in clause (6) of paragraph (h) by virtue of the fact that such clause encompasses clause (1) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (1) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and (2) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Subsidiary Guaranty or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, overdue Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by the Subsidiary Guaranty or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a) or 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.

Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose for such Purchaser on Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Subsidiary Guaranty and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (1) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (2) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used in any such Section), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing and (b) no amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding (1) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation (i) of interest on the Notes or (ii) the Make-Whole Amount, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or (3) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the Subsidiary Guaranty or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of the Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of a Note then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or the Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or the Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company or the Subsidiary Guarantors, as applicable, without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder, under the Subsidiary Guaranty or under any Note shall operate as a waiver of any rights of any holder of such Note.

Section 17.4 Notes Held by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein, in the Subsidiary Guaranty or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid) or (b) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to any Purchaser or its nominee, to such Purchaser or such nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing pursuant to this Section 18;

(2) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18; or

(3) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Each holder of a Note undertakes to promptly (x) give the Company notice of any change in its address and (y) respond to any auditor’s request for confirmation of amounts outstanding in respect of its Notes.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Closing Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of a Note, may be reproduced by such holder by any photographic, photostatic, electronic, digital or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of a Note in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (2) such Purchaser’s auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (5) any Person from which such Purchaser offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, the Subsidiary Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2 Accounting Terms; GAAP. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP. If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective (“Static GAAP”) until such notice shall have been withdrawn or such provision amended in accordance herewith. During any period that compliance with the covenants shall be determined pursuant to Static GAAP, the Company shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2(a) during such period. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7 Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*        *        *         *         *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

G&K Services, Inc.

By:	/s/ Jeffrey L. Wright
Name: Jeffrey L. Wright Title: Executive Vice President and Chief Financial Officer

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” shall mean this Agreement, including all Schedules and Exhibits attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Bank Credit Agreement” shall mean the Credit Agreement dated as of March 7, 2012 by and among the Company, G&K Services, Canada Inc., the financial institutions party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and Bank of America, N.A., as co-syndication agents, and Suntrust Bank and U.S. Bank, National Association, as co-documentation agents, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions, restatements, replacements or refinancings thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” shall mean (a) for purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to close, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Minneapolis, Minnesota or New York, New York are required or authorized to be closed.

SCHEDULE B

(to Note Purchase Agreement)

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” is defined in Section 8.6(b).

“CISADA” shall mean the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended from time to time.

“Closing Date” is defined in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization, (e) non-cash charges, (f) extraordinary, unusual or non-recurring expenses or losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, (g) income tax credits and refunds (to the extent not netted from tax expense), (h) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash charges were incurred, (i) non-cash gains, and (j) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (1) if at any time during such Reference Period the Company or any Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (2) if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such Reference Period. As used in this definition, “Acquisition” shall mean any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other equity interests of a Person; and “Disposition” shall mean any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that constitutes (i) assets comprising all or substantially all of a business or operating unit of a business of the Company or a Subsidiary, or (ii) all or substantially all of the common stock or other equity interests of a Subsidiary.

“Consolidated Interest Expense” shall mean, with reference to any period, the interest expense (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Worth” shall mean, with respect to the Company and its Subsidiaries as of any date of determination, shareholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Capitalization” shall mean, at any time, the sum of (a) Consolidated Net Worth and (b) Consolidated Total Indebtedness.

“Consolidated Total Indebtedness” shall mean at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all outstanding letters of credit and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control Prepayment Date” is defined in Section 8.6(a).

“Control Response Date” is defined in Section 8.6(a).

“Controlled Entity” shall mean (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” shall mean, with respect to any Note, that per annum rate of interest that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of such Note and (b) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Environmental Laws” shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” shall mean those generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean

(a) the government of

(1) the United States of America or any state or other political subdivision thereof, or

(2) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Hostile Acquisition” shall mean (a) the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business that are not more than 180 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances, (k) all Attributable Receivables Indebtedness of such Person and (l) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness incurred by any Person in connection with any Guarantee by such Person shall be deemed to be an amount equal to (1) the stated amount of such Guarantee, (2) the stated amount of the primary obligation in respect of which such Guarantee is made if such Guarantee does not set forth a stated amount, or (3) such Person’s reasonably anticipated liability in respect of such Guarantee as determined by the Company and not objected to by the Required Holders if neither such Guarantee nor such primary obligation sets forth a stated amount. For the avoidance of doubt, Indebtedness of the Company and its Subsidiaries shall not include any pension withdrawal liability of the Company or any Subsidiary appearing as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“INHAM Exemption” is defined in Section 6.3(e).

“Institutional Investor” shall mean (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.

“Leverage Ratio” is defined in Section 10.1.

“Leverage Ratio Increase” is defined in Section 10.1.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or capital lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.8.

“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Material Credit Facility” shall mean, as to the Company and its Subsidiaries,

(a) the Bank Credit Agreement;

(b) that certain Note Purchase Agreement dated as of June 30, 2005 originally between the Company and each of the purchasers listed on Schedule A thereto, as the same may be amended, supplemented or otherwise modified from time to time;

(c) that certain Second Amended and Restated Loan Agreement, dated September 29, 2010 among G&K Receivables Corp., the Company, Three Pillars Funding LLC, Suntrust Robinson Humphrey, Inc. and Suntrust Bank, as the same may be amended, supplemented or otherwise modified from time to time; and

(d) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Material Subsidiary” shall mean, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (a) 10% of the Consolidated Total Assets or (b) 10% of consolidated gross revenue of the Company and its Subsidiaries.

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC” shall mean the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.3(a).

“Notes” is defined in Section 1.1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” of any Person shall mean a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” shall mean any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of (x) all or substantially all the assets of, or (y) all or substantially all the capital stock or other equity interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 9.9 shall have been taken, (d) the Company and the Subsidiaries are in pro forma compliance, after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Sections 10.1, 10.2 and 10.3 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance, (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation; provided, that a Subsidiary may merge into another Person and such Person may be the survivor thereof if such Person becomes a Subsidiary immediately after giving effect to such merger and, if required hereunder, a Subsidiary Guarantor, and (f) the Company shall be in pro forma compliance with the covenants set forth in Sections 10.1, 10.2 and 10.3 immediately before and after giving effect to such acquisition.

“Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” shall mean (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement and (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the holders of Notes. As of the Closing Date, for purposes of this definition, that certain Amended and Restated Loan Agreement, dated as of September 29, 2010, as amended by the first amendment thereto, dated September 28, 2011, by and among G&K Receivables Corp., the Company, Three Pillars Funding LLC and Suntrust Robinson Humphrey, Inc., and as amended by the second amendment thereto, dated May 22, 2012 among G&K Receivables Corp., the Company, Three Pillars Funding LLC, Suntrust Robinson Humphrey, Inc. and Suntrust Bank, and all other documents and agreements entered into in connection therewith and in effect on the Closing Date relating to the Company’s receivables facility, are, in each case, in form and substance satisfactory to the Required Holders.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Securitization Amount” shall mean, at any time, an amount equal to the greater of (a) $100,000,000 and (b) 10% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal quarter.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Personal Property Security Act” shall mean, as it pertains to any Province in Canada, the applicable personal property security legislation relevant among other things for the perfection, priority ranking and enforcement of security interests in personal property and without limitation means in Ontario, the Personal Property Security Act (Revised Statutes of Ontario) as amended from time to time.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” shall mean (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Indebtedness of Subsidiaries (including all Guaranties of Indebtedness of the Company but excluding (1) unsecured Indebtedness owing to the Company or any Wholly-Owned Subsidiary, (2) unsecured Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such Person becoming a Subsidiary and (3) unsecured Indebtedness of a Subsidiary Guarantor) and (b) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (n), inclusive, of Section 10.4.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.3(a).

“Purchaser” or “Purchasers” shall mean each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.3(d).

“Qualified Institutional Buyer” shall mean any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” for any Note shall mean an amount equal to the product of (a) that portion of the net proceeds from a sale, transfer or other disposition of assets being applied to the payment or prepayment of Indebtedness pursuant to Section 10.6(b) multiplied by (b) a fraction, the numerator of which is the aggregate outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness of the Company or any Subsidiary at such time (including the Notes) receiving any repayment or prepayment (or offer thereof) pursuant to Section 10.6(b).

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” shall mean a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (3) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the holders of Notes by providing each holder with an Officer’s Certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Company and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents.

“Related Fund” shall mean, with respect to any holder of a Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Responsible Officer” of any Person shall mean any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement or the Subsidiary Guaranty, as applicable.

“Sale and Leaseback Transaction” shall mean any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sale of Assets Prepayment Date” is defined in Section 8.7(a).

“Sale of Assets Prepayment Event” is defined in Section 8.7(a).

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of such Person.

“Senior Indebtedness” shall mean, as of the date of any determination thereof, all Consolidated Total Indebtedness, other than Subordinated Indebtedness.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Source” is defined in Section 6.3.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Subordinated Indebtedness” shall mean all unsecured Indebtedness of the Company or a Subsidiary which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Company or such Subsidiary (including, without limitation, in the case of the Company, its obligations under this Agreement and the Notes and, in the case of any Subsidiary that is a Subsidiary Guarantor, its obligations under the Subsidiary Guaranty).

“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” shall mean each Subsidiary which is party to the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 2.2.

“Substitute Purchaser” is defined in Section 21.

“Successor Corporation” is defined in Section 10.5(b)(1).

“Supplement” is defined in Section 9.9(a).

“SVO” shall mean the Securities Valuation Office of the NAIC or any successor thereto.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings (including, without limitation, any penalties and interest arising therefrom or with respect thereto) imposed by any Governmental Authority.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Dollars” shall mean lawful money of the United States of America.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Wholly-Owned Subsidiary” shall mean, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

DISCLOSURE MATERIALS

G&K Services, Inc. Private Placement Presentation dated February 4, 2013.

Q&A List dated as of February 11, 2013.

SCHEDULE 5.3

(to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY, OWNERSHIP OF SUBSIDIARY STOCK

AND AFFILIATES

I. Subsidiaries and Affiliates

Subsidiary	Guarantor Status	Jurisdiction of Incorporation or Organization	Ownership
G&K Services, Co.	Domestic Subsidiary Guarantor	Minnesota	100% owned by the Company
G&K Receivables Corp.	N/A	Minnesota	100% owned by the Company
Leef Bros., Inc.	N/A	South Dakota	100% owned by the Company
G&K Services LUG, LLC	N/A	Minnesota	100% owned by G&K Services, Co.
G&K Services Holdings, LLC	N/A	Minnesota	100% owned by G&K Services, Co.
Mechanics Uniform Service, Inc.	N/A	Connecticut	100% owned by G&K Services, Co.
Rental Uniform Service of Somerset, Kentucky, Inc.	N/A	Kentucky	100% owned by G&K Services, Co.
Alltex Uniform Rental Service, Inc.	N/A	New Hampshire	100% owned by G&K Services, Co.
Grand Rapids Coat & Apron Service, Inc.	N/A	Michigan	100% owned by G&K Services, Co.
G&K Services Canada Inc.	N/A	Ontario	100% owned by G&K Services, Co.
912501 Ontario Inc.	N/A	Ontario	100% owned by the Company
Les Services G&K (Quebec) Inc.	N/A	Quebec	100% owned by G&K Services Canada Inc.
3075964 Nova Scotia Company	N/A	Nova Scotia	100% owned by G&K Services, Co.
3075965 Nova Scotia Company	N/A	Nova Scotia	100% owned by 3075964 Nova Scotia Company
G&K Limited Partnership	N/A	Nova Scotia	99.9% limited partnership interest owned by 3075964 Nova Scotia Company 0.1% general partnership interest owned by 3075965 Nova Scotia Company
Nanoclean Limited	N/A	Ireland	100% owned by G&K Services, Co.

SCHEDULE 5.4

(to Note Purchase Agreement)

II. Officers of the Company.

Douglas A. Milroy — Chief Executive Officer

Jeffrey L. Wright — Executive Vice President, Chief Financial Officer

Timothy N. Curran — Senior Vice President, U.S. Field

Jeffrey L. Cotter — Vice President, General Counsel

Robert G. Wood — President, G&K Services Canada

Ian G. Davis — Vice President, Chief Information Officer

David A. Euson — Vice President, Marketing and Sales

Randall R. Ross — Vice President, Human Resources

Richard J. Stutz — Senior Vice President, Operations and Sourcing

III. Board of Directors of the Company.

John S. Bronson

Lynn Crump-Caine

J. Patrick Doyle

Wayne M. Fortun

Douglas A. Milroy

Ernest J. Mrozek

M. Lenny Pippin

Alice M. Richter

Jeffrey L. Wright

S-5.4-2

FINANCIAL STATEMENTS

1. Financial Statements for the three and six month periods ended December 29, 2012, and December 31, 2011 included in the Company’s Form 10-Q.

2. Financial Statements for the three month period ended September 29, 2012, and October 1, 2011 included in the Company’s Form 10-Q.

3. Financial Statements as of June 30, 2012 and July 2, 2011 and for the fiscal years ended June 30, 2012, July 2, 2011 and July 3, 2010 included in the Company’s Form 10-K.

SCHEDULE 5.5

(to Note Purchase Agreement)

EXISTING INDEBTEDNESS; FUTURE LIENS

1. All Indebtedness incurred pursuant to that certain Credit Agreement dated March 7, 2012 among the Company, G&K Services Canada Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Wells Fargo Bank, National Association and Bank of America, N.A. as Co-Syndication Agents and Suntrust Bank and U.S. Bank national Association as Co-Documentation Agents.

•	Pledged Collateral: None, all obligations under this Credit Agreement are unsecured.

•	Guarantors: G&K Services, Co.

•	Outstanding Principal Balance as of March 30, 2013: $88,500,000 plus outstanding letters of credit equal to $636,000

2. Note Purchase Agreement dated June 15, 2005, among the Company and various institutional investors identified therein relating to the Company’s Floating Rate Senior Notes due 2015.

•	Pledged Collateral: None, all obligations under this Note Purchase Agreement are unsecured.

•	Guarantors: G&K Services, Co.

•	Outstanding Principal Balance as of March 30, 2013: $75,000,000

3. All Indebtedness incurred pursuant to that certain Amended and Restated Loan Agreement, dated as of September 29, 2010, as amended, by and among G&K Receivables Corp., the Company, Three Pillars Funding LLC and Suntrust Robinson Humphrey, Inc.

•

Pledged Collateral: (i) All Receivables, Related Security and Receivable Files transferred by the Company and certain participating domestic subsidiaries, (ii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Receivables Sale Agreement, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder, (iii) the Concentration Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit and (iv) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described in items (i) through (iii).

•	All capitalized terms are as defined in the Amended and Restated Loan Agreement as attached to the October 1, 2008 Form 8-K.

•	Guarantors: None.

•	Outstanding Principal Balance as of March 30, 2013: $23,775,000 plus outstanding letters of credit equal to $26,225,000

4. Outstanding obligations under capital leases aggregating $28,989 at March 30, 2013

S-5.15-2

SCHEDULE 5.15

(to Note Purchase Agreement)

EXISTING LIENS

Liens related to capital leases set forth on Schedule 5.15. The liens relate only to the specific property subject to the capital lease and do not extend to the Company’s or its Subsidiaries’ assets generally.

SCHEDULE 10.4

(to Note Purchase Agreement)

FORM OF SERIES A NOTE

G&K SERVICES, INC.

3.73% Series A Senior Note due April 15, 2023

No. AR-	, 20
$	PPN 361268 B@3

FOR VALUE RECEIVED, the undersigned, G&K SERVICES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to                      or registered assigns, the principal sum of                             DOLLARS (or so much thereof as shall not have been prepaid) on April 15, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.73% per annum from the date hereof, payable semiannually, on the fifteenth day of April and October in each year, commencing with the April 15 or October 15 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.73% and (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series A Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of April 15, 2013 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.3 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

EXHIBIT 1(a)

(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Subsidiary Guaranty certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including the Make-Whole Amount, if any) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

G&K SERVICES, INC.

By:
Name:
Title:

E-1(a)-2

FORM OF SERIES B NOTE

G&K SERVICES, INC.

3.88% Series B Senior Note due April 15, 2025

No. BR-	, 20
$	PPN 361268 B#1

FOR VALUE RECEIVED, the undersigned, G&K SERVICES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to                      or registered assigns, the principal sum of                      DOLLARS (or so much thereof as shall not have been prepaid) on April 15, 2025 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.88% per annum from the date hereof, payable semiannually, on the fifteenth day of April and October in each year, commencing with the April 15 or October 15 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.88% and (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series B Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of April 15, 2013 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.3 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

EXHIBIT 1(b)

(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Pursuant to the Subsidiary Guaranty certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including the Make-Whole Amount, if any) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

G&K SERVICES, INC.

By:
Name:
Title:

EXHIBIT 1(b)-2